Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Chris Chavez, President & CEO (972) 309-8000 www.ANS-medical.com

Advanced Neuromodulation Systems
Announces 14.9% Equity Stake in Cyberonics

ANS Initiates Conversation With Cyberonics Management
Regarding A Possible Business Combination

     DALLAS, TEXAS, August 20, 2004 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) announced today that it has acquired 3.5 million shares, or approximately 14.9%, of the outstanding common stock of Cyberonics, Inc. (NASDAQ:CYBX) in open market purchases completed on August 12 and 13, 2004.

     “We were pleased to have the opportunity to establish this position in Cyberonics,” said Chris Chavez, CEO of ANS. “We think this is a great investment. Cyberonics pioneered the application of neuromodulation technology for the treatment of epilepsy, which they developed and in which they possess a combination of strong products, patents and sales and marketing organization. ANS believes, as a leading participant in the neuromodulation industry, that Cyberonics has additional growth potential in its core business of epilepsy, as well as other future therapeutic applications of its technology.”

     Chavez continued, “The Cyberonics team has accomplished a great deal and earned our respect. Late yesterday, we apprised Skip Cummins, the President and Chief Executive Officer of Cyberonics, of our investment and expressed our belief that a combination of our two companies offers potentially substantial benefits to the employees and stockholders of both organizations, as well as to the growing number of physicians and patients who rely on our products. ANS believes that together, we could build something truly exciting — with critical mass, synergies and leverage — that would add value for both companies’ stakeholders.”

     “We suggested to Mr. Cummins that we discuss the possibility of a combination, and we look forward to having that conversation soon,” Mr. Chavez added.

     ANS will file a Schedule 13D with the Securities and Exchange Commission to report its beneficial ownership of Cyberonics common stock as required under the federal securities laws, which will include additional information concerning such investment as required by such Schedule.

About Advanced Neuromodulation Systems
       Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Fortune magazine recently ranked ANS as the 8th fastest growing small company in its annual list of the Top 200 Fastest Growing Small Companies in the United States. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

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ADVANCED NEUROMODULATION SYSTEMS, INC.
6501 WINDCREST DRIVE, SUITE 100 / PLANO, TEXAS 75024 / (972) 309-8000 / FAX: (972) 309-8150

Advanced Neuromodulation Systems Announces 14.9% Equity Stake in Cyberonics
August 20, 2004
Page Two

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:
      Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to Cyberonics’ growth potential and future prospects; the uncertainties inherent in proposed business combinations, including the uncertainty that such a combination would be of interest to Cyberonics or its shareholders, or could be consummated on terms acceptable to Cyberonics or at all; investment risks, including the risk of adverse changes in the value or marketability of Cyberonics securities owned by us; the launch of new competitive products by Medtronic, Advanced Bionics/Boston Scientific or others, as well as other market factors, could impede growth in or reduce sales of our IPG and RF systems, which could adversely affect our revenues and profitability; continued market acceptance of the Genesis® IPG and GenesisXPTM IPG; competition from Medtronic, Advanced Bionics/Boston Scientific and future competitors; continued market acceptance of our Renew® system; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; the cost, uncertainty and other risks inherent in our intellectual property litigation against Advanced Bionics; obtaining necessary government approvals for our rechargeable IPGs and other new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; the cost, uncertainty and other risks inherent in patent and intellectual property litigation; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. There can also be no assurance as to whether or when the Company might sell or otherwise dispose of all or part of any of the securities of Cyberonics beneficially owned by it. In reaching any decision as to its course of action, the Company currently expects that it would take into consideration a variety of factors, including, but not limited to, Cyberonics’ business and prospects, other developments concerning Cyberonics and its business generally, other business opportunities available to the Company and changes in law and government regulations, general economic conditions and money and stock market conditions, including the market price of the securities of Cyberonics. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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